UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): September 20, 2016

 Commission File Number 0-17071

FIRST MERCHANTS CORPORATION
(Exact name of registrant as specified in its charter)

INDIANA	35-1544218
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

200 East Jackson Street
P.O. Box 792
Muncie, IN 47305-2814
(Address of principal executive offices, including zip code)

(765) 747-1500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 20, 2016, First Merchants Corporation, an Indiana corporation (“First Merchants”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Leland Boren and certain shareholders affiliated with Mr. Boren (collectively, the “Sellers”) pursuant to which First Merchants will, subject to the terms and conditions of the Purchase Agreement, acquire approximately 12.11% of the issued and outstanding shares of common stock (the “Shares”) of Independent Alliance Banks, Inc., an Indiana corporation (“IAB”). IAB is a financial holding company and the parent of iAB Financial Bank, an Indiana commercial bank. The purchase price per share will be $40.00, and the aggregate purchase price for the Shares to be paid to the Sellers will be $19,804,480. The Board of Directors of First Merchants has approved the Purchase Agreement. Subject to regulatory approvals and other customary closing conditions, the parties anticipate completing the transaction in the fourth quarter of 2016. The Purchase Agreement contains certain typical termination rights for both First Merchants and the Sellers. The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Stock Purchase Agreement among First Merchants Corporation and the Sellers, dated September 20, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 21, 2016

FIRST MERCHANTS CORPORATION

By: /s/ Mark K. Hardwick
Mark K. Hardwick
Executive Vice President, Chief Financial Officer
and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Stock Purchase Agreement among First Merchants Corporation and the Sellers, dated September 20, 2016